Exhibit 10.2

PTC the product development company	140 Kendrick Street, Needham, MA 02494

April 26, 2011

Paul Cunningham

3 Howard Munroe Place

Lexington, MA 02420

Re: Resignation from PTC

Dear Paul:

This letter (“Separation Agreement”) confirms your resignation from Parametric Technology Corporation (“PTC”) effective November 15, 2011 and sets forth the specific terms that will govern your resignation.

1.	You hereby acknowledge and confirm your irrevocable decision to resign from PTC effective November 15, 2011 (“Resignation Date”), and PTC hereby accepts your resignation effective on said date.

2.	Commencing April 28, 2011 and ending on the Resignation Date or earlier termination of your employment, you will remain an “at will” employee of PTC in a new position as Executive Advisor with equivalent salary and benefits to your current position as Executive Vice President, Worldwide Sales. During the remaining period of your employment, you shall perform such services for PTC as PTC may request from time to time with respect to the transition of your duties and responsibilities as Executive Vice President, Worldwide Sales. PTC will provide you with secretarial support and access to the PTC telephone and email systems through the Resignation Date. Except in the case of a termination of your employment for “Cause” as defined in the Amended and Restated Executive Agreement between you and PTC dated as of May 7, 2010 (the “Executive Agreement”), PTC will provide you with executive outplacement services through Right Management for a six (6) month period following the Resignation Date. You agree to cooperate with and assist PTC in a responsible, positive and professional manner and you hereby acknowledge that PTC’s obligations under this Agreement are expressly contingent upon your fulfillment of your obligations in this regard, and on your dealing with any issues relating to your employment with and separation from PTC in a similarly responsible, positive and professional manner.

3.	PTC acknowledges that in connection with your duties as Executive Vice President, Worldwide Sales, you had executive responsibility for both the Arbortext Business Unit and the PTC Japan Business Unit from October 2009.

4.

In consideration of PTC’s agreement in paragraph 2 and the other provisions of this Separation Agreement, you hereby release PTC from any and all claims you may now have or ever have had against PTC, including without limitation any claims arising out of your employment relationship with PTC and your resignation from PTC, as detailed in the General Release and Covenant Not To Sue in Exhibit A hereto (the “First General Release”) and incorporated into this Separation Agreement as if fully set forth herein, and which you will also execute herewith. Your signature on this Separation Agreement and

Paul Cunningham

Separation Agreement

on the First General Release constitutes your acknowledgment that you have signed these documents knowingly, willingly and voluntarily in exchange for PTC’s agreements set forth herein and for other valuable consideration.

5.	Provided that (a) you remain employed by PTC through November 15, 2011 or, if earlier, the date on which PTC’s Compensation Committee determines the extent to which fiscal 2011 performance metrics have been achieved under the 2011 Executive Cash Incentive Performance Plan (“FY11 EIP Plan”), and (b) you execute a General Release and Covenant Not To Sue in a form substantially identical to the attached Exhibit B (subject only to such modifications, if any, as may be necessary to comply with then-existing law) upon termination of your employment, and the seven day revocation period with respect to Exhibit B shall have lapsed thereafter without revocation, you will remain eligible to participate in the FY11 EIP Plan with a target incentive bonus of $300,000. Actual bonus payout, if any, shall be determined by PTC’s Compensation Committee based on PTC’s fiscal 2011 financial performance in accordance with the FY 2011 EIP Plan. You agree that you will not be eligible to participate in PTC’s Fiscal 2012 Executive Incentive Plan.

6.	Provided that you remain employed with PTC through November 15, 2011, restricted stock units previously granted to you that are scheduled to vest on such date will vest in accordance with their terms.

7.	You agree to return all PTC property, documents and information upon your last day of employment or upon PTC’s earlier request. To the extent that you have any PTC information stored on a personal home computer, personal thumb drive or other personal electronic storage device, you shall forward a copy of such information to PTC’s Senior Vice President of Human Resources, and then shall irretrievably delete any PTC information from your personal home computer, as well as from any personal thumb drive or other personal electronic storage device.

8.	You and PTC agree that the Proprietary Information, Invention and Non-Competition Agreement between you and PTC dated August 29, 2006, a copy of which is attached hereto as Exhibit C (the “NDA”), is hereby as amended as set forth on Schedule 1 to Exhibit C. You hereby confirm your agreement to comply with your obligations under the NDA, as so amended.

9.	The terms and conditions set forth in this letter agreement constitute the full and complete understanding between you and PTC regarding your resignation from PTC; provided that the terms of the Executive Agreement shall continue in effect through the termination of your employment with PTC.

10.	You will be afforded twenty-one days to consider the meaning and effect of this Separation Agreement and the First General Release. You are advised to consult with an attorney and you acknowledge that you have had the opportunity to do so.

11.

You may revoke this Separation Agreement and the First General Release for a period of seven business days following your execution of these documents. This Separation Agreement and the First General Release shall not become effective or enforceable until the seven day revocation period has expired. Any revocation within this period must be submitted, in writing, to PTC and must state, “I hereby revoke my acceptance of the Separation Agreement.” The revocation must be sent to: Senior Vice President, PTC

Paul Cunningham

Separation Agreement

Human Resources, Parametric Technology Corporation, 140 Kendrick Street, Needham, MA 02494 and postmarked within seven business days of your execution of this document.

12.	If any provision in this Separation Agreement is held to be unenforceable, such unenforceability shall not affect any other provision and the parties agree to substitute for such unenforceable provision a valid and enforceable provision that most clearly approximates the interest and economic intent of such unenforceable provision.

13.	This Agreement may not be modified altered or changed except upon signed written consent of both parties.

14.	Please acknowledge your agreement to the foregoing terms by signing this letter in the space provided below and returning the original to me.

Sincerely,

/s/ James Heppelmann

James Heppelmann

President and Chief Executive Officer

on behalf of Parametric Technology Corporation

I acknowledge that I have been given ample opportunity to consider the terms of this Separation Agreement and the General Release and Covenant Not To Sue and that I have been given ample opportunity to consult an attorney in connection with this matter. I knowingly and voluntarily agree to and accept the terms outlined herein.

Acknowledged and Agreed:	/s/ Paul Cunningham	4/26/2011
	Paul Cunningham	Date

Paul Cunningham

Separation Agreement

Exhibit A

General Release and Covenant Not To Sue

1. Release. I hereby voluntarily release PTC, and any and all of its subsidiaries, branches, divisions, affiliates, insurers, successors, assigns or related entities, as well as its or their present and former officers, directors, trustees, employees and agents, individually and in their official capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Released Parties”), of and from any and all claims, known and unknown, that I, my heirs, executors, administrators, successors, and assigns, have had or may have as of the date of execution of this General Release and Covenant Not To Sue, including, but not limited to, any alleged violation of any of the following (in each case, as amended):

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974;

•	The Age Discrimination in Employment Act of 1967;

•	The Immigration Reform Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Workers Adjustment Retraining Notification Act;

•	The Sarbanes-Oxley Act;

•	The Fair Credit Reporting Act;

•	The Massachusetts Fair Employment Practices Act;

•	The Massachusetts State Wage and Hour Laws;

•	The Massachusetts Occupational Safety and Health Laws;

•	The Massachusetts Equal Rights Act;

•	The Massachusetts Civil Rights Act;

•	The Massachusetts Privacy Law;

•	The Massachusetts Sexual Harassment Statute;

•	The Massachusetts Small Necessities Leave Act

•	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	any public policy, contract, tort, or common law; or

•	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

It is agreed and understood that the release does not waive any of the following rights: (a) to the pay or benefits to be provided as set forth in the Separation Agreement between me and PTC dated April 26, 2011 (the “Separation Agreement”); (b) to enforce the terms of the Separation Agreement; (c) to access any benefit to which I am entitled under PTC’s pension and welfare plans or arrangements; (d) to avail myself of any rights to insurance or indemnification that I may have (including with respect to matters that are the subject of this release) under PTC’s articles of organization, by-laws or applicable insurance policies, under applicable law, and under any indemnification agreement with PTC; (e) to pursue claims arising out of any matter or thing that occur after the date hereof, and; (f) to pursue any claims which I may not release pursuant to applicable laws and regulations.

2. Affirmations. I affirm that I have not filed or caused to be filed, and that I am not presently a party to, any claim, complaint, charge or action against PTC in any forum or form. I further affirm that I have been paid and/or have received all compensation, wages, bonuses,

Paul Cunningham

Separation Agreement

commissions, and/or benefits to which I may be due and that no other compensation, wages, bonuses, commissions and/or benefits are due to me as of the date I execute this General Release, except as provided in the Separation Agreement. I further affirm that I have no known workplace injuries, and that I have been granted any leave to which I was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. I also affirm that I have not been retaliated against by PTC or its officers. This General Release does not limit either party’s right, where applicable, to participate in or cooperate with an investigative proceeding of any federal, state or local governmental agency, including the United States Equal Employment Opportunity Commission and the Massachusetts Commission Against Discrimination. To the extent permitted by law, I agree that if such an administrative claim is made, I shall not be entitled to recover any individual monetary relief or other individual remedies.

3. No Admission of Wrongdoing. I agree that neither this General Release and Covenant Not To Sue nor the furnishing of the consideration for this General Release and Covenant Not To Sue shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

4. Post Employment Obligations. I acknowledge that my obligations to PTC under the Proprietary Information, Invention and Non-Competition Agreement between PTC and me dated as of August 29, 2006, as amended by the Separation Agreement, shall continue in effect following my separation from PTC. I hereby reaffirm my commitment to abide by the terms of such agreement as modified, which is incorporated by reference.

5. Governing Law and Interpretation. This General Release and Covenant Not To Sue shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. Should any provision of this General Release and Covenant Not To Sue be declared illegal or unenforceable by a court of competent jurisdiction and if it cannot be modified to be enforceable, excluding general release language, such provision shall immediately become null and void, leaving the remainder of such agreements in effect.

6. Entire Agreement. The Separation Agreement and its Exhibits, including this General Release and Covenant Not To Sue, and the Proprietary Information, Invention and Non-Competition Agreement as amended set forth the entire agreement between me and the Released Parties. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this General Release and Covenant Not To Sue, except for those set forth in the Separation Agreement.

7. Right to Revoke. I confirm that I have been advised to consult an attorney and have been provided up to twenty one (21) calendar days to consider this General Release and Covenant Not To Sue before signing it. I further understand that I have the right to revoke this General Release and Covenant Not To Sue at any time during the seven (7) calendar day period following the date on which I sign it. If I want to revoke, I must make a revocation in writing which states: “I hereby revoke the General Release and Covenant Not To Sue.” This written revocation must be delivered by hand or sent by certified mail with a postmark dated before the end of the seven-day revocation period to: Senior Vice President, PTC Human Resources, Parametric Technology Corporation, 140 Kendrick Street, Needham, MA 02494.

Paul Cunningham

Separation Agreement

Paul Cunningham	###-##-####
Name (Please Print)	Social Security Number

/s/ Paul Cunningham	4/26/2011
Signature	Date

Paul Cunningham

Separation Agreement

Exhibit B

General Release and Covenant Not To Sue

1. General Release of Claims. I hereby voluntarily release PTC, and any and all of its subsidiaries, branches, divisions, affiliates, insurers, successors, assigns or related entities, as well as its or their present and former officers, directors, trustees, employees and agents, individually and in their official capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Released Parties”), of and from any and all claims, known and unknown, that I, my heirs, executors, administrators, successors, and assigns, have had or may have as of the date of execution of this General Release and Covenant Not To Sue, including, but not limited to, any alleged violation of any of the following (in each case, as amended):

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Immigration and Reform Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Workers Adjustment and Retraining Notification Act;

•	The Sarbanes-Oxley Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act of 1993;

•	The Equal Pay Act;

•	The Genetic Information Nondiscrimination Act of 2008;

•	The Massachusetts Fair Employment Practices Act;

•	The Massachusetts State Wage and Hour Laws;

•	The Massachusetts Occupational Safety and Health Laws;

•	The Massachusetts Equal Rights Act;

•	The Massachusetts Civil Rights Act;

•	The Massachusetts Privacy Law;

•	The Massachusetts Sexual Harassment Statute;

•	The Massachusetts Small Necessities Leave Act

•	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•

Any claim that PTC or any of the Released Parties or any of their respective current or former managers, officers, owners, executives, employees, directors or supervisors, breached or interfered with any express or implied contract, duty, promise, term or condition towards you;

•

Any claim for promissory estoppel, violation of public policy, infliction of emotional distress, loss of consortium, invasion of privacy, false light, fraud, intentional tort, breach of express or implied contract, or defamation; and/or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Paul Cunningham

Separation Agreement

It is agreed and understood that the release does not waive any of the following rights: (a) to the pay or benefits to be provided as set forth in the Separation Agreement between me and PTC dated April 26, 2011 (the “Separation Agreement”); (b) to enforce the terms of the Separation Agreement; (c) to access any benefit to which I am entitled under PTC’s pension and welfare plans or arrangements; (d) to avail myself of any rights to insurance or indemnification that I may have (including with respect to matters that are the subject of this release) under PTC’s articles of organization, by-laws or applicable insurance policies, under applicable law, and under any indemnification agreement with PTC; (e) to pursue claims arising after the date hereof, and; (f) to pursue any claims which I may not release pursuant to applicable laws and regulations.

2. Affirmations. I affirm that I have not filed or caused to be filed, and that I am not presently a party to, any claim, complaint, charge or action against PTC in any forum or form. I further affirm that I have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which I may be due and that no other compensation, wages, bonuses, commissions and/or benefits are due to me, except as provided in the Separation Agreement. I further affirm that I have no known workplace injuries, and that I have been granted any leave to which I was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. I also affirm that I have not been retaliated against by PTC or its officers. This General Release and Covenant Not To Sue does not limit my right or the right of PTC, as applicable, to participate in or cooperate with an investigative proceeding of any federal, state or local governmental agency, including the United States Equal Employment Opportunity Commission and the Massachusetts Commission Against Discrimination. To the extent permitted by law, I agree that if such an administrative claim is made, I shall not be entitled to recover any individual monetary relief or other individual remedies. I hereby agree that I will not re-apply for employment with PTC.

3. No Admission of Wrongdoing. I agree that neither this General Release and Covenant Not To Sue nor the furnishing of the consideration therefor set forth in the Separation Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

4. Post Employment Obligations. I acknowledge that my obligations to PTC under the Proprietary Information, Invention and Non-Competition Agreement between PTC and me dated as of August 29, 2006, as amended by the Separation Agreement, shall continue in effect following my separation from PTC. I hereby reaffirm my commitment to abide by the terms of such amended agreement, which is incorporated by reference.

5. Governing Law and Interpretation. This General Release and Covenant Not To Sue shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. Should any provision of this General Release and Covenant Not To Sue be declared illegal or unenforceable by a court of competent jurisdiction and if it cannot be modified to be enforceable, excluding general release language, such provision shall immediately become null and void, leaving the remainder of such agreements in effect.

6. Entire Agreement. The Separation Agreement and its Exhibits, including this General Release and Covenant Not To Sue, and the Proprietary Information, Invention and Non-Competition Agreement as amended, set forth the entire agreement between me and the Released Parties. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this General Release and Covenant Not To Sue, except for those set forth in the Separation Agreement.

Paul Cunningham

Separation Agreement

7. Right to Revoke. I confirm that I have been advised to consult an attorney and have been provided up to twenty one (21) calendar days to consider this General Release and Covenant Not To Sue before signing it. I further understand that I have the right to revoke this General Release and Covenant Not To Sue at any time during the seven (7) calendar day period following the date on which I sign it. If I want to revoke, I must make a revocation in writing which states: “I hereby revoke the General Release and Covenant Not To Sue.” This written revocation must be delivered by hand or sent by certified mail with a postmark dated before the end of the seven-day revocation period to: Senior Vice President, PTC Human Resources, Parametric Technology Corporation, 140 Kendrick Street, Needham, MA 02494.

8. Effective Date. This General Release and Covenant Not To Sue and PTC’s agreement to pay any bonus under paragraph 4 of the Separation Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 7 above.

IN WITNESS WHEREOF, I have executed this Agreement and General Release as of [            ], 2011.

Signed:

Name:
PRINT FULL NAME

EXHIBIT C

NON-DISCLOSURE, NON-COMPETITION AND INVENTION

AGREEMENT

In consideration of my employment relationship by Parametric Technology Corporation (herein referred to as “PTC”), I hereby agree as follows:

1.	I understand that as a result of my employment relationship with PTC, I will be exposed to proprietary and confidential information. Proprietary information is information belonging to PTC and includes, but is not limited to, such information as business, financial and marketing plans associated with the Company’s products and/or markets; product documentation; pricing data; customer lists and information; inventions; designs; engineering and manufacturing know-how and processes of PTC and/or its customers; earnings information; PTC business and product plans with outside vendors and cooperative software partners; and personnel information, medical records, and salary data. Confidential information includes any proprietary information that PTC has not made public as well as information provided to PTC from its customers and business partners on a confidential basis.

2.	I will not disclose at any time during my employment or thereafter directly or indirectly, to any third party or parties, any proprietary or confidential information without prior written approval of PTC or use any such information other than in the course of my employment with PTC.

3.	I understand that any release (either during or after my employment with PTC) of the above mentioned information or technical data to any destination/individual is deemed an export or reexport by the United States Department of Commerce and may constitute a violation of U.S. Export laws and regulations. I hereby certify that I will not export or reexport, any commodities, software, documentation, or technical data received from PTC or any direct product thereof, directly or indirectly, without obtaining the written authorization to do so from PTC.

4.	I agree that all data, including drawings, prints, specifications, designs, notes, records, documents, reproductions and other information either furnished by PTC to me or prepared by me in connection with my employment are the sole property of PTC and I will turn over same to PTC upon request and in any such event upon my termination of employment with PTC.

5.	I agree that any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever, or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (each, a “Development”) made, conceived or reduced to practice by me alone or in conjunction with others during my employment (i) that relates to products or services of PTC or to customers’ relationships with PTC, or (ii) the conception, discovery, or reduction to practice of which makes use of premises or intellectual or other property (whether tangible or intangible) owned, leased or contracted for PTC, and the benefits of each Development, shall immediately become the sole and absolute property of PTC and its assigns, and I will promptly disclose to PTC all such Developments. I hereby assign and agree to assign to PTC and its assigns without further compensation any and all rights I have or may in the future acquire in any and all Developments and the benefits and/or rights resulting therefrom, including any and all related patents, copyrights, trademarks and tradenames, and applications therefor in the United States and elsewhere, and I shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to PTC.

6.

I will execute all papers and documents as requested by PTC to apply for United States and foreign patents and copyrights relating to any such inventions, improvements, or discoveries in my name or PTC’s name as the case may be, and to vest such title to such patents or copyrights in PTC, or its nominee, at PTC’s expense. I also agree, if requested by PTC, to defend and/or give testimony in the event of contested proceedings involving patent application or patents maturing therefrom upon reasonable reimbursement for time so expended. I hereby irrevocably designate and appoint PTC and its duly authorized officers and agents as my agent and attorney-in-fact, for and in my behalf and stead, in the event PTC is unable, after reasonable effort, to secure my signature on any letters patent, copyrights or other analogous protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, to execute and file any such application or applications and to do all other lawfully permitted acts or further the prosecution thereon with the same legal force and effect as if executed by me, provided, however, that, if I notified PTC in writing in advance of my objection to the use of my signature on any specific application or applications, the designation and appointment contained herein shall be void and ineffective with regard to such application or applications.

7.	I agree that the obligations imposed herein upon me shall survive the termination of my employment, and further agree that for a period of one (1) year after the termination of my employment with PTC (whether voluntary or involuntary), I shall not either directly or indirectly, whether individually or as principal, agent, officer, director, employee, consultant, partner, member or shareholder (other than as the passive holder of less than 5% of the shares of a publicly traded company) of any firm, corporation or other entity or group or otherwise, alone or in association with any other individual, firm, corporation or other entity or group:

(i)	Make known to any person, firm or corporation the names and addresses of any of the customers of PTC or any other information pertaining to them.

(ii)	Solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of PTC, whether or not they were contacted, solicited or served by me while I was employed by PTC.

(iii)	Engage in developing, offering, selling, or providing, or attempting to develop, offer, sell, or provide, directly or indirectly, to any person located anywhere in the world, any (A) products, technology, or the intellectual property rights thereto, or (B) services, in either case, that are the same as or similar to, or otherwise competing with, the products, technology or services provided or proposed to be provided by PTC.

(iv)	Interfere with the business of PTC in any manner including the recruiting or hiring of any employee of PTC or ex-employee whose employment with PTC was terminated less than one (1) year prior to the date of such interference.

8.	I understand that the restrictions imposed by Section 7 are necessary to protect PTC’s trade secrets, proprietary information, confidential information, know-how, business and goodwill. I agree that, in light of PTC’s globally competitive business and my role within PTC, the non-competition agreement in Section 7 is reasonable in duration, geographical area and scope. I acknowledge that the provisions hereof are legally enforceable, and that they are a material term of my employment relationship with PTC such that PTC would not have entered into this transaction absent this agreement.

9.	I understand that I may terminate the employment relationship at any time upon not less than fourteen (14) days’ notice. PTC agrees that it may terminate the employment at any time upon not less than 14 days’ notice unless the termination is for cause, in which case no notice shall be required.

10.	This Agreement shall be binding upon the parties, their heirs, executors, administrators, legal representatives, successors and assigns.

11.	This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

12.

I recognize that any violation by me of the provisions of the Agreement would cause PTC irreparable damage for which other remedies would be inadequate, and I therefore agree that PTC shall have the right to obtain, in addition to all other remedies, such injunctive and other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to prevent any violation of this Agreement, without the need for proving damages or posting any bond. I further agree that should I violate any obligation imposed on me in Section 7, I shall continue to be bound by that obligation until a period equal to the term of such obligation has expired without violation of such obligation.

13.	All headings and subdivision of this Agreement are for reference only and shall not affect its interpretation. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable in any jurisdiction or jurisdictions, for any reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision hereof unenforceable, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision shall be deemed reformed so that it would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

IN WITNESS WHEREOF, the parties have hereunto affixed their hands and seals this 29 day of August, 2006.

Parametric Technology Corporation		Paul J. Cunningham

By:	/s/ C. Richard Harrison	/s/ Paul J. Cunningham
	C. Richard Harrison	Signature

Schedule 1 To

Exhibit C

Amendment to Non-Disclosure, Non-Competition and Invention Agreement dated August 29, 2006

(the “NDA”)

Parametric Technology Corporation (“PTC”) and Paul J. Cunningham (“Employee”) hereby agree that the NDA refrenced above shall be amended as follows:

1.	Section 7 of the NDA is hereby deleted and replaced with the following:

“7. I agree that the obligations imposed herein upon me shall survive the termination of my employment, and further agree that commencing on April 27, 2011 and continuing for a period of one (1) year after the termination of my employment with PTC (whether voluntary or involuntary), I shall not either directly or indirectly, whether individually or as principal, agent, officer, director, employee, consultant, partner, member or shareholder (other than as the passive holder of less than 5% of the shares of a publicly traded company) of any firm, corporation or other entity or group or otherwise, alone or in association with any other individual, firm, corporation or other entity or group:

(i)	Make known to any person, firm or corporation the names and addresses of any of the customers of PTC or any other information pertaining to them.

(ii)	Solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of PTC, whether or not they were contacted, solicited or served by me while I was employed by PTC.

(iii)	On behalf of or for the benefit of SAP AG, Oracle Corp., Siemens AG, Dassault Systemes, Autodesk Inc., SpaceClaim Inc., or MKS, Inc., or any of their subsidiaries or any affiliates of or successor to any of the foregoing, engage in developing, offering, selling, or providing, or attempting to develop, offer, sell, or provide, directly or indirectly, to any person located anywhere in the world, any (A) products, technology, or the intellectual property rights thereto, or (B) services, in either case, that are the same as or similar to, or otherwise competing with, the products, technology or services provided or proposed to be provided by PTC.

(iv)	Interfere with the business of PTC in any manner including the recruiting or hiring of any employee of PTC or ex-employee whose employment with PTC was terminated less than one (1) year prior to the date of such interference.

Executed as of the 26th day of April, 2011.

Parametric Technology Corporation		Paul J. Cunningham

By:	/s/ James Heppelmann	/s/ Paul J. Cunningham
	James Heppelmann	Signature